Exhibit 99.3

WILLDAN GROUP, INC. AND INTEGRAL ANALYTICS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On July 28, 2017, Willdan Group, Inc. (the “Company”) and its wholly-owned subsidiary, Willdan Energy Solutions (“WES”) acquired substantially all of the outstanding shares of Integral Analytics, Inc. (“Integral Analytics”), a data analytics and software company, pursuant to the terms of a Stock Purchase Agreement, dated as of July 28, 2017 (the “Purchase Agreement”), by and among the Company, WES, Integral Analytics, the stockholders of Integral Analytics (the “IA Stockholders”) and the Seller’s Representative (as defined therein). The unaudited pro forma condensed combined financial statements presented herein are based on, and should be read in conjunction with:

•	the Company’s historical financial statements and related notes thereto contained in its Annual Report on Form 10‑K for the year ended December 30, 2016 filed with the SEC on March 10, 2017;
•

the Company’s historical financial statements and related notes thereto contained in its Quarterly Reports on Form 10‑Q for the three months ended March 31, 2017 and six months ended June 30, 2017, filed with the SEC on May 5, 2017 and August 4, 2017, respectively; and

•

Integral Analytics’ historical financial statements and related notes thereto as of and for the year ended December 31, 2016 and the three months ended March 31, 2017 and 2016 attached to this Form 8‑K/A as Exhibits 99.2 and 99.1, respectively.

The unaudited pro forma condensed consolidated financial statements are prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined balance sheet as of June 30, 2017 reflects the acquisition of Integral Analytics as if the acquisition occurred on June 30, 2017.  The pro forma condensed consolidated statements of operations for the six months ended June 30, 2017 and the year ended December 31, 2016 are presented as if the acquisition of Integral Analytics occurred on January 2, 2016.  The pro forma adjustments are described in the accompanying notes and are based upon information and assumptions available at the time of the filing of this report on Form 8‑K/A.

We present the pro forma financial statements for informational purposes only.  The pro forma financial statements are not necessarily indicative of what our financial position or results of operations would have been had we completed the acquisition as of the dates indicated.  In addition, the pro forma financial statements do not purport to project the future financial position or operating results of the combined company.  The unaudited pro forma condensed combined statements of operations do not reflect the realization of any expected cost savings and other synergies resulting from the acquisition of Integral Analytics as a result of any cost saving initiatives planned subsequent to the closing of the acquisition nor do they reflect any nonrecurring costs directly attributable to the acquisition and related financing.  The accounting policies used in the presentation of the following unaudited pro forma condensed combined financial information are those set out in the Company’s audited consolidated financial statements for the fiscal year ended December 30, 2016.

We prepared the pro forma financial statements using the acquisition method of accounting.  The maximum purchase price is $30.0 million, consisting of (i) $15.0 million in cash paid at closing (subject to certain post-closing tangible net asset value adjustments), (ii) 90,611 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) issued at closing, equaling $3.0 million, calculated based on the volume-weighted average price of shares of Common Stock for the ten trading days immediately prior to, but not including, the closing date of the IA Acquisition (the “Closing Date”) and (iii)  up to $12.0 million in cash for a percentage of sales attributable to the business of Integral Analytics during the three years after the Closing Date, as more fully described below (such potential payments of up to $12.0 million, being referred to as “Earn-Out Payments” and $12.0 million in respect thereof, being referred to as the “Maximum Payout”).

The size of the Earn-Out Payments to be paid will be determined based on two factors. First, the IA Stockholders will receive 2% of gross contracted revenue for new work sold by the Company in close collaboration with Integral Analytics during the three years following the Closing Date (the “Earn-Out Period”). Second, the IA Stockholders will receive 20% of the gross contracted revenue specified in each executed and/or effective software licensing agreement, entered into by the Company or one of its affiliates that contains pricing either equal to or greater than standard pricing, of software offered for licensing by Integral Analytics during the Earn-Out Period. The amounts due to the IA Stockholders pursuant to these two factors will in no event, individually or in the aggregate, exceed the Maximum Payout. Earn-Out Payments will be made in quarterly installments for each year of the Earn-Out Period. For the purposes of both of these factors credit will be given to Integral Analytics for the gross contracted revenue in the quarter in which the contract/license is executed, regardless of when the receipt of payment thereunder is expected. The amount of gross contracted revenue for contracts with unfunded ceilings or of an indeterminate contractual value will be mutually agreed upon. Further, in the event of a change of control of WES during the Earn-Out Period, any then-unpaid amount of the Maximum Payout will be paid promptly to the IA Stockholders, even if such Earn-Out Payments have not been earned at that time. The Company has agreed to certain covenants regarding the operation of Integral Analytics during the Earn-Out Period, of which a violation by the Company could result in damages being paid to the IA Stockholders in respect of the Earn-Out. In addition, the Earn-Out Payments will be subject to certain subordination provisions in favor of BMO Harris Bank, N.A. (“BMO”), the Company’s senior secured lender.

The total purchase price is allocated to the net tangible and identifiable intangible assets of Integral Analytics acquired, based on their respective fair values.  The final purchase price is based on management’s current estimate of the expected Earn-Out Payments and the purchase price allocation is dependent upon valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. The final purchase price and the purchase price allocation pro forma adjustments are preliminary and have been made using our best judgment given the information currently available solely for the purpose of providing the pro forma financial statements.  The final purchase price allocation and its effect on results of operations may differ significantly from the pro forma amounts included in the pro forma financial statements.  These amounts represent management’s best estimate as of the date of this Form 8‑K/A.

WILLDAN GROUP, INC. AND INTEGRAL ANALYTICS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

AS OF JUNE 30, 2017

	Company	Pro Forma		Combined
	Historical	Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$26,323,000	$(14,634,000)	(a)	$11,689,000
Accounts receivable, net of allowance for doubtful accounts of $594,000 and $785,000 at June 30, 2017 and December 30, 2016, respectively	28,141,000	990,000	(b)	29,131,000
Costs and estimated earnings in excess of billings on uncompleted contracts	29,738,000	—		29,738,000
Other receivables	1,550,000	—		1,550,000
Prepaid expenses and other current assets	3,146,000	65,000	(c)	3,211,000
Total current assets	88,898,000	(13,579,000)		75,319,000

Equipment and leasehold improvements, net	5,293,000	—		5,293,000
Goodwill	21,947,000	19,110,000	(d)	41,057,000
Other intangible assets, net	4,846,000	6,960,000	(e)	11,806,000
Other assets	678,000	2,000	(f)	680,000
Total assets	$121,662,000	$12,493,000		$134,155,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	22,567,000	418,000	(g)	22,985,000
Accrued liabilities	22,296,000	1,944,000	(h)	24,240,000
Contingent consideration payable	1,525,000	1,800,000	(i)	3,325,000
Billings in excess of costs and estimated earnings on uncompleted contracts	7,098,000	1,632,000	(j)	8,730,000
Notes payable	2,244,000	—		2,244,000
Capital lease obligations	301,000	—		301,000
Total current liabilities	56,031,000	5,794,000		61,825,000
Contingent consideration payable	1,709,000	3,600,000	(i)	5,309,000
Notes payable	1,500,000	—		1,500,000
Capital lease obligations, less current portion	168,000	—		168,000
Deferred lease obligations	681,000	—		681,000
Deferred income taxes, net	2,587,000	—		2,587,000
Total liabilities	62,676,000	9,394,000		72,070,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—		—
Common stock, $0.01 par value, 40,000,000 shares authorized; 8,628,000 and 8,348,000 shares issued and outstanding at June 30, 2017 and December 30, 2016, respectively	86,000	1,000	(k)	87,000
Additional paid-in capital	45,488,000	3,098,000	(l)	48,586,000
Retained Earnings	13,412,000	—		13,412,000
Total stockholders’ equity	58,986,000	3,099,000		62,085,000
Total liabilities and stockholders’ equity	$121,662,000	$12,493,000		$134,155,000

Notes to Unaudited Pro Forma Condensed Combined Balance Sheets

The following are explanations of the amounts included in the accompanying pro forma condensed consolidated balance sheets:

(a) Reflects $15,000,000 cash paid out for purchase of Integral Analytics and $366,000 cash acquired from Integral Analytics.
(b) Reflects estimated accounts receivable, net acquired.
(c) Reflects estimated prepaid and other assets acquired.
(d) Reflects estimated goodwill resulting from the acquisition.
(e) Reflects estimated other intangible assets acquired.
(f) Reflects estimated other assets acquired.
(g) Reflects estimated accounts payable acquired.
(h) Reflects estimated accrued liabilities acquired.
(i) Reflects the current and non-current portions of contingent consideration.
(j) Reflects estimated billings in excess of costs and estimated earnings on uncompleted contracts acquired.
(k) Reflects the shares of common stock issued in connection with the acquisition.
(l) Reflects the amount of additional paid in capital issued in connection with the acquisition.

WILLDAN GROUP, INC. AND INTEGRAL ANALYTICS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATION

FOR THE FISCAL YEAR ENDED DECEMBER 30, 2016 AND THE SIX MONTHS ENDED JUNE 30, 2017

	Fiscal Year Ended December 30, 2016			Fiscal Six Months Ended June 30, 2017
	Company Historical	Pro Forma Adjustments	Combined Pro Forma	Company Historical	Pro Forma Adjustments	Combined Pro Forma
	(A)	(B)		(A)	(B)
Contract revenue	$208,941,000	$4,590,000	$213,531,000	$140,184,000	$1,946,000	$142,130,000
Direct costs of contract revenue:
Salaries and wages	39,024,000	243,000	39,267,000	22,169,000	125,000	22,294,000
Subconsultant services and other direct costs	104,236,000	1,900,000	106,136,000	81,571,000	953,000	82,524,000
Total direct costs of contract revenue	143,260,000	2,143,000	145,403,000	103,740,000	1,078,000	104,818,000
General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	31,084,000	2,357,000	33,441,000	17,401,000	1,370,000	18,771,000
Facilities and facility related	4,085,000	56,000	4,141,000	2,243,000	29,000	2,272,000
Stock-based compensation	1,239,000	—	1,239,000	1,096,000	—	1,096,000
Depreciation and amortization	3,204,000	889,000	4,093,000	1,843,000	445,000	2,288,000
Other	14,525,000	1,413,000	15,938,000	7,334,000	680,000	8,014,000
Total general and administrative expenses	54,137,000	4,715,000	58,852,000	29,917,000	2,524,000	32,441,000
Income from operations	11,544,000	(2,268,000)	9,276,000	6,527,000	(1,656,000)	4,871,000
Other (expense) income:
Interest expense	(179,000)	—	(179,000)	(65,000)	—	(65,000)
Other, net	2,000	—	2,000	38,000	—	38,000
Total other (expense), net	(177,000)	—	(177,000)	(27,000)	—	(27,000)
Income before income taxes	11,367,000	(2,268,000)	9,099,000	6,500,000	(1,656,000)	4,844,000
Income tax expense (benefit)	3,068,000	(612,000)	2,456,000	547,000	(139,000)	408,000
Net income	$8,299,000	$(1,656,000)	$6,643,000	$5,953,000	$(1,517,000)	$4,436,000

Earnings per share:
Basic	$1.01		$0.80	$0.70		$0.52
Diluted	$0.97		$0.77	$0.66		$0.48

Weighted-average shares outstanding:
Basic	8,219,000	91,000	8,310,000	8,505,000	91,000	8,596,000
Diluted	8,565,000	91,000	8,656,000	9,078,000	91,000	9,169,000

Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

The following are explanations of the amounts included in the accompanying pro forma condensed consolidated statements of operations:

(A)	Company Historical

Reflects our historical condensed consolidated statements of operations for the six months ended June 30, 2017 and the year ended December 30, 2016.

(B)	Pro Forma Adjustments

The pro forma condensed consolidated statements of operations for the six months ended June 30, 2017 and the year ended December 30, 2016 are presented as if the acquisition of Integral Analytics occurred on January 2, 2016.  The pro forma adjustments to the historical financial statements of Integral Analytics are computed as follows:

	Fiscal Year Ended December 30, 2016				Fiscal Six Months Ended June 30, 2017
	Integral				Integral
	Analytics			Pro Forma	Analytics			Pro Forma
	Historical	Adjustments		Adjustments	Historical	Adjustments		Adjustments
	(1)				(1)
Contract revenue	$4,590,000	$—		$4,590,000	$1,946,000	$—		$1,946,000
Direct costs of contract revenue:
Salaries and wages	243,000	—		243,000	125,000	—		125,000
Subconsultant services and other direct costs	1,900,000	—		1,900,000	953,000	—		953,000
Total direct costs of contract revenues	2,143,000	—		2,143,000	1,078,000	—		1,078,000
General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	2,357,000	—		2,357,000	1,370,000	—		1,370,000
Facilities and facilities related	56,000	—		56,000	29,000	—		29,000
Depreciation and amortization	17,000	872,000	(2)	889,000	8,000	437,000	(2)	445,000
Other	729,000	684,000	(3)	1,413,000	380,000	300,000	(3)	680,000
Total general and administrative expenses	3,159,000	1,556,000		4,715,000	1,787,000	737,000		2,524,000
(Loss) income from operations	(712,000)	(1,556,000)		(2,268,000)	(919,000)	(737,000)		(1,656,000)
Other expense:
Interest expense	(15,000)	15,000	(4)	—	(8,000)	8,000	(4)	—
Total other expense	(15,000)	15,000		—	(8,000)	8,000		—
(Loss) income before income taxes	(727,000)	(1,541,000)		(2,268,000)	(927,000)	(729,000)		(1,656,000)
Income tax (benefit) expense	—	(612,000)	(5)	(612,000)	—	(139,000)	(5)	(139,000)
Net (loss) income	$(727,000)	$(929,000)		$(1,656,000)	$(927,000)	$(590,000)		$(1,517,000)

(1)Reflects Integral Analytics condensed statement of operations for the year ended December 31, 2016 and the six months ended June 30, 2017.

(2)Reflects amortization of the preliminary estimated fair values of intangible assets related to the value of Integral Analytics’ existing contracts and non-competes.  The amount is comprised of amortization for the twelve and six months, respectively.

(3)Reflects interest accretion on the fair value of current contingent consideration.

(4)Reflects Integral Analytics’ shareholder notes payable that were settled as part of the acquisition.

(5)Represents the income tax impact of the pro forma adjustments based on the appropriate blended rate for each jurisdiction.  Integral Analytics was an S Corporation prior to the Company’s acquisition of Integral Analytics and accordingly, Integral Analytics did not incur income tax expenses (benefits) prior to the Company’s acquisition of it.